Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
October 25, 2007	Tim Taylor Chief Financial Officer (773)832-3470 E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
NEW 5 MILLION SHARE REPURCHASE PROGRAM

Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced that its Board of Directors has authorized a new share repurchase program to acquire up to 5 million of the Company’s common shares. Repurchases will be made from time-to-time in the open market or in privately negotiated transactions based on prevailing market conditions and other factors. At September 30, 2007, there were 56,412,459 common shares outstanding.

This authorization is in addition to the 2 million share repurchase authorization approved by the Board of Directors in April 2004. As of October 25, 2007, the Company has purchased an aggregate of 1,031,130 shares and 968,870 shares remain to be purchased under the 2004 authorization.

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). Corus Bank, N.A., is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans. Corus also provides financing for hotel, office, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $7.7 billion. Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $180 million. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

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